Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of January 26, 2016 (this “Agreement”), pursuant to the Texas Business Organizations Code (the “TBOC”), is entered into by and between The Men’s Wearhouse, Inc., a Texas corporation (“TMW”), Tailored Brands, Inc., a Texas corporation (“TBI”), and HoldCo Merger Sub, Inc., a Texas corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, TBI is a direct, wholly owned subsidiary of TMW, and Merger Sub is a direct, wholly owned subsidiary of TBI;

WHEREAS, TBI and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, TMW is a corporation duly organized and existing under the laws of the State of Texas, and having an authorized capital stock of (i) one hundred million (100,000,000) shares of common stock, par value $0.01 per share (“TMW Common Stock”), of which approximately 48,428,721 shares are issued and outstanding (excluding treasury shares) on the date hereof, and (ii) two million (2,000,000) shares of preferred stock, par value $0.01 per share (“TMW Preferred Stock”), of which no shares are issued and outstanding on the date hereof;

WHEREAS, TBI is a corporation duly organized and existing under the laws of the State of Texas, and having an authorized capital stock of (i) one hundred million (100,000,000) shares of common stock, par value $0.01 per share (“TBI Common Stock”), of which 1,000 shares are issued and outstanding on the date hereof, and (ii) two million (2,000,000) shares of preferred stock, par value $0.01 per share (“TBI Preferred Stock”), of which no shares are issued and outstanding on the date hereof;

WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Texas, and having an authorized capital stock of one thousand (1,000) shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding on the date hereof (“Merger Sub Common Stock”);

WHEREAS, the designations, preferences, limitations and relative rights and corresponding obligations of each of the TBI Common Stock and the TBI Preferred Stock are the same as those of the TMW Common Stock and the TMW Preferred Stock, respectively;

WHEREAS, pursuant to Section 10.005 of the TBOC, TMW desires to create a new holding company structure by merging Merger Sub with and into TMW (the “Merger”), with TMW continuing as the surviving corporation of such Merger (the “Surviving Corporation”), and in connection therewith each share (or any fraction thereof) of TMW Common Stock outstanding immediately prior to the Effective Time (as defined below) being converted on a one-for-one basis in the Merger into shares of TBI Common Stock, all in accordance with the terms of this Agreement;

WHEREAS, as a result of the Merger, TMW will be a direct, wholly owned subsidiary of TBI;

WHEREAS, the Certificate of Formation of TBI (the “TBI Charter”) and the Bylaws of TBI (the “TBI Bylaws”), in each case, in effect immediately after the Effective Time will contain provisions substantively identical to the Restated Articles of Incorporation, as amended, of TMW (the “TMW Charter”) and the Sixth Amended and Restated Bylaws of TMW (the “TMW Bylaws”), in each case, in effect immediately before the Effective Time (other than with respect to matters excepted by Section 10.005(c) of the TBOC);

WHEREAS, immediately following the Effective Time, the certificate of formation of the Surviving Corporation will contain provisions substantively identical to the TMW Charter immediately before the Effective Time (other than with respect to matters excepted or required by Section 10.005(c) and 10.005(d) of the TBOC);

WHEREAS, the directors and executive officers of TMW immediately prior to the Effective Time will be the directors and executive officers of TBI immediately following the Effective Time;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, the Board of Directors of TMW has determined, based on the advice of its external and internal tax advisors, in accordance with Section 10.005(b)(10) of the TBOC, that the shareholders of TMW will not recognize gain or loss for United States federal income tax purposes as a result of the Merger, the United States federal tax classification of TBI will be the same as that of TMW, and the Merger will not result in the loss of any tax benefit or attribute of TMW; and

WHEREAS, the respective Boards of Directors of each of TMW, TBI and Merger Sub deem the Merger advisable and in the best interests of the respective companies and have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

MERGER

At the Effective Time, Merger Sub shall be merged with and into TMW, the separate existence of Merger Sub shall cease, and TMW shall continue as the Surviving Corporation.

ARTICLE II

TERMS AND CONDITIONS OF MERGER

The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Agreement) as follows:

2.1          Effective Time of Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Chapter 10 of the TBOC, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Texas (the time of such filing, or such later time specified in the Certificate of Merger, being referred to as the “Effective Time”). The form of the Certificate of Merger is attached hereto as Exhibit A.

2.2          Effects of Merger.  From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the TBOC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the rights, powers, privileges, and properties (whether real or personal, tangible or intangible) of TMW and Merger Sub shall vest in the Surviving Corporation, and (b) all debts, liabilities and duties of TMW and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it and all rights of creditors and all liens upon any property of TMW and Merger Sub shall be preserved unimpaired.

2.3          Certificate of Formation.  The certificate of formation of TMW as existing and constituted immediately prior to the Effective Time shall, from and after the Effective Time and until thereafter amended in the manner provided therein and in accordance with applicable law, be and constitute the certificate of formation of the Surviving Corporation; provided, however, from and after the Effective Time, such certificate of formation of TMW shall be restated in its entirety as attached to the form of Certificate of Merger and a new Article Nine shall be added thereto reading as follows:

“Pursuant to Section 10.005(d)(1) of the Texas Business Organizations Code, an act or transaction by or involving the Company, other than the election or removal of the board of directors of the Company, that requires for its approval under the Texas Business Organizations Code or the governing documents of the Company the approval of the shareholders of the Company shall require the approval of the shareholders of Tailored Brands, Inc., or any successor by merger, by the same vote as is required by the Texas Business Organizations Code and the governing documents of the Company.”

2.4          Bylaws.  The bylaws of TMW as existing and constituted immediately prior to the Effective Time shall, from and after the Effective Time, be and constitute the bylaws of the Surviving Corporation until thereafter amended in the manner provided by therein and in accordance with applicable law.

2.5          Board of Directors of Surviving Corporation.  The parties hereto shall take all actions necessary so that from and after the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation to serve in accordance with the bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified.

2.6          Officers of Surviving Corporation.  The parties hereto shall take all actions necessary so that from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation to serve in accordance with the bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified.

2.7          Certificate of Formation and Bylaws of TBI.  From and after the Effective Time, the TBI Charter and TBI Bylaws, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation and Bylaws of TBI, until thereafter amended in accordance with their respective terms in accordance with applicable law.

2.8          Board of Directors and Executive Officers of TBI.  Prior to the Effective Time, TMW in its capacity as the sole shareholder of TBI agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of TMW immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of TBI, each such person to have the same office(s) with TBI (and the same committee memberships, in the case of directors) as he or she held with TMW, with the directors to serve from and after the Effective Time until the earlier of the next meeting of the TBI shareholders at which an election of directors is held and until their successors are elected or appointed (or their earlier death, disability or retirement).

2.9          Capital Stock.  The total authorized capital stock of the Surviving Corporation shall be as set forth in the certificate of formation of the Surviving Corporation, that is, one hundred million (100,000,000) shares of common stock, par value $0.01 per share, and two million (2,000,000) shares of preferred stock, par value $0.01 per share.

2.10        Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of TMW, TBI, Merger Sub or the holders of the respective shares:

(a)           each share of TMW Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired and cease to exist without the payment of any consideration in exchange therefor) shall be cancelled and be converted automatically into and thereafter represent one duly issued, fully paid and nonassessable share of TBI Common Stock;

(b)           each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and be converted automatically into and thereafter represent one duly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(c)           each share of TBI Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist without the payment of any consideration therefor upon the conversion of the outstanding shares of TMW Common Stock into shares of TBI Common Stock; and

(d)           Holders of certificates formerly evidencing TMW Common Stock shall cease to have any rights as shareholders of TMW, except as provided by law or as set forth in Section 2.11 of this Agreement.

2.11        No Surrender of Certificates.  From and after the Effective Time in accordance with Section 3.1 below, the designations, preferences, limitations and relative rights and corresponding obligations of the TBI Common Stock will, in each case, be identical to those of the TMW Common Stock immediately prior to the Effective Time.  Each outstanding stock certificate that, immediately prior to the Effective Time, evidenced shares of TMW Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of TBI Common Stock into which such shares of TMW Common Stock were converted pursuant to the provisions of Section 2.10(a) hereof.  In addition, each outstanding book-entry share that, immediately prior to the Effective Time, evidenced TMW Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of one outstanding book-entry share of TBI Common Stock.

2.12        Equity-Based Plans.  At the Effective Time, all unexercised and unexpired options to purchase TMW Common Stock, shares of restricted stock or other equity-based awards (collectively, the “TMW Awards”) then outstanding under TMW’s 1992 Non-Employee Director Stock Option Plan, 1996 Long-Term Incentive Plan or 2004 Long-Term Incentive Plan or other rights to acquire TMW Common Stock under TMW’s 401(k) Savings Plan or the TMW Employee Stock Discount Plan, as each is amended and in effect (collectively, the “TMW Plans”), whether or not then exercisable or vested, shall be assumed by TBI. Each TMW Award shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable TMW Plan and related agreement evidencing the TMW Award, except that appropriate changes shall be made to the TMW Plans and the TMW Awards to reflect the assumption, including that all references to TMW shall be to TBI and all references to TMW Common Stock shall be to TBI Common Stock and the right to receive TMW Common Stock under such TMW Awards shall become the right to receive shares of TBI Common Stock on a one-for-one basis.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

3.1          TMW Plans.

(a)           At the Effective Time, TBI shall assume sponsorship of, and all obligations of TMW under, each TMW Plan and the Board of Directors of TBI (or, as applicable, a committee thereof) shall assume the authority of the Board of Directors of TMW (or, as applicable, a committee thereof) under each such TMW Plan. In addition, each of the TMW Plans, the TMW Awards and the agreements evidencing the TMW Awards shall be adjusted in accordance with their terms to reflect the assumption, as appropriate, including that shares issuable thereunder (including with respect to new awards) shall be shares of TBI Common Stock;

(b)           At the Effective Time, TMW hereby assigns to TBI, and TBI hereby assumes and agrees to perform, all obligations of TMW pursuant to the TMW Plans, the TMW Awards and the agreements evidencing the TMW Awards;

(c)           On or prior to the Effective Time, TBI shall take all action reasonably necessary or appropriate to reserve sufficient shares of TBI Common Stock to provide for the issuance of TBI Common Stock as awards under the TMW Plans, including with respect to shares available for future grant under the TMW Plans and upon settlement or exercise, as applicable, of the TMW Awards outstanding at the Effective Time under the TMW Plans; and

(d)           TMW and TBI shall take or cause to be taken all actions necessary or desirable in order to implement the assumption by TBI of the TMW Plans, the TMW Awards and each agreement evidencing the TMW Awards in each case pursuant to this Section 3.1, all to the extent deemed appropriate by TMW and TBI and in accordance with applicable law.

3.2          Successor Issuer.  It is the intent of the parties hereto that TBI be deemed a “successor issuer” of TMW in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time in accordance with TMW’s filing obligations under the Exchange Act, TBI shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of TMW on Form S-8 in each case within the time periods prescribed by the Exchange Act.

3.3          Listing of TBI Common Stock.  TBI shall use its reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the New York Stock Exchange of the TBI Common Stock to be received by TMW shareholders in connection with the conversion of TMW Common Stock to TBI Common Stock pursuant to Section 2.10(a) of this Agreement.

3.4          Procurement of CUSIP Numbers.  On or prior to the Effective Time, TBI shall use commercially reasonable efforts to procure a new CUSIP number for the TBI Common Stock and for any other securities which so require new CUSIP numbers in connection with the Merger.

3.5          Section 16 Matters.  TMW and TBI shall cause any dispositions of shares of TBI Common Stock (including derivative securities with respect to shares of TBI Common Stock) or acquisitions of shares of TBI Common Stock (including derivative securities with respect to shares of TBI Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of TBI who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TBI to be exempt under Rule 16b-3 promulgated under the Exchange Act.

3.6          Insurance.  TBI shall procure insurance or cause the assignment and assumption of the insurance policies of TMW such that, at the Effective Time, TBI shall have insurance coverage that is substantially equivalent to the insurance coverage held by TMW immediately prior to the Effective Time.

3.7          Additional Actions.  Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and carry out the purposes of this Agreement. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, other instruments or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of TMW or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation and TBI shall be authorized to execute and deliver, in the name and on behalf of each of TBI, TMW and Merger Sub, all such deeds, bills of sale, assignments, assurances and other instruments and to take and do, in the name and on behalf of each of TMW or Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purpose of this Agreement.

ARTICLE IV

CONDITIONS OF MERGER

The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)           The TBI Common Stock to be received by TMW shareholders in connection with the conversion of the TMW Common Stock to TBI Common Stock pursuant to the Merger shall have been approved for listing by the New York Stock Exchange;

(b)           No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby; and

(c)           KPMG LLP, special tax advisor to TMW (opining on the US federal income tax consequences), shall render an opinion to the Board of Directors of TMW, in form and substance reasonably satisfactory to TMW, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the shareholders of TMW will not recognize gain or loss for United States federal income tax purposes as a result of the Merger, the United States federal tax classification of TBI will be the same as that of TMW, and the Merger will not result in the loss of any tax benefit or attribute of TMW. In rendering the opinion, KPMG LLP may require and rely upon representations contained in certificates of officers of TMW, TBI and Merger Sub (state tax consequences were opined internally by TMW).

ARTICLE V

TERMINATION AND AMENDMENT

5.1          Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of TMW in its sole discretion. In the event of such termination and abandonment, this Agreement shall become void and none of TMW, TBI or Merger Sub nor any of their respective shareholders, directors or officers shall have any liability with respect to such termination and abandonment.

5.2          Amendment.  To the fullest extent permitted by law, this Agreement may be supplemented, amended or modified by the mutual written consent of the each of the parties to this Agreement.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

6.2          Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3          Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4          Binding Effect and Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

6.5          Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.6          No Third Party Beneficiaries.  This Agreement is not intended to, and shall not be construed to, confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies hereunder.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement and Plan of Merger as of the date first written above.

THE MEN’S WEARHOUSE, INC., a Texas corporation

By:	/s/ Douglas S. Ewert
Name: Douglas S. Ewert
Title: Chief Executive Officer

TAILORED BRANDS, INC., a Texas corporation

By:	/s/ Bruce K. Thorn
Name: Bruce K Thorn
Title:Executive Vice President and Chief Operating Officer

HOLDCO MERGER SUB, INC., a Texas corporation

By:	/s/ Bruce K. Thorn
Name: Bruce K Thorn
Title:Executive Vice President and Chief Operating Officer